Exhibit 10.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO THE LEASE AGREEMENT (this “Third Amendment”) is made this 11 day of October, 2011, by and between Google Inc. (“Landlord”) and Omnicell, Inc. (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated June 12, 2003 and the subsequent First Lease Amendment dated December 1, 2003 and subsequent Second Amendment to Lease dated August 15, 2008 (hereinafter collectively referred to as the “Agreement” or the “Lease”) for the property located at 1201 Charleston Road, Mountain View, CA 94043 (the “Original Premises”).

WHEREAS, Tenant is currently subleasing certain other property located at 1345 Shorebird Way, Mountain View, California 94043 (the “Shorebird Way Premises”) from Siemens Real Estate, A Division Of Siemens Corporation pursuant to that certain Sublease dated November 1, 2010 (the “Siemens Sublease”), the term of which is scheduled to expire on May 31, 2012. Landlord is the “Prime Landlord” described in the Siemens Sublease.

WHEREAS, Landlord and Tenant have faithfully performed their respective obligations in accordance with the Agreement.

WHEREAS, Landlord and Tenant now wish (i) to extend the term of the Agreement; and (ii) to expand the “Premises” under Agreement to include the Shorebird Way Premises in addition to the Original Premises. Unless otherwise expressly provided in this Third Amendment, capitalized terms used in this Third Amendment shall have the meanings as designated in the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreement of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                       Lease Term Extension. The Lease Term shall be extended for an additional six (6) calendar months commencing on June 1, 2012 and ending November 30, 2012.

2.                                       Expansion. As of June 1, 2012, (the “Commencement Expansion Date”) the “Premises” shall be amended to include the Shorebird Way Premises consisting of approximately 40,370 square feet of gross leasable area and the total combined square feet of gross leasable area shall be 127,365.

3.                                       Lease Summary Changes. The following Sections in the Summary of Basic Lease Terms set forth in the Agreement are hereby deleted in its entirety and replaced with the following:

D. Premises: “That area consisting of approximately 86,995 rentable square feet, located at 1201 Charleston Road, Mountain View, CA. As of the Commencement Expansion Date an additional area consisting of approximately 40,370 rentable square feet, located at 1345 Shorebird Way, Mountain View, CA shall be added for a total combined 127,365 rentable square feet.”

F. Building(s): “That building in which the Premise is located having an address of 1201 Charleston Road in Mountain View, Ca. (“Building A”). As of the Commencement Expansion Date, that additional building in which the Premise is located having an address of 1345 Shorebird Way, Mountain View, CA (“Building B”) for a total of two (2) buildings located at two (2) separate addresses.”

H. Tenant’s Allocated Parking Stalls: “Tenant is entitled to exclusive use of all parking stalls located at Building A and after June 1, 2012, Tenant shall also be entitled to exclusive use of all parking stalls located at Building B.

The following Sections in the Summary of Basic Lease Terms set forth in the Agreement are hereby amended by adding the following:

K. Base Monthly Rent: “The Base Monthly Rent for the extension of this Lease pursuant to the Third Amendment to Lease as follows:

Months	Gross Rent P.S.F	Gross Rent per Month
June 1, 2012 - November 30, 2012	$3.00	$382,095.00

L. Prepaid Rent: “First Month’s Base Monthly Rent for the extension of the Lease pursuant to the Third Amendment to Lease shall be due and payable on or before June 1, 2012.”

4.                                       Holdover/Force Majeure Delay.

A.                                   Holdover. In the event of a “Force Majeure Delay” (as defined below) in the scheduled occupancy date (currently November 30, 2012) at the new building project being constructed at 590 East Middlefield Road in Mountain View, California, intended as Tenant’s replacement premises, Tenant shall have the right, upon written notice to Landlord given at least thirty (30) days prior to the expiration of the Lease Term as extended pursuant to this Third Amendment (i.e., written notice on or before October 31, 2012), to further extend the Lease Term for a period specified by Tenant in such notice which does not extend beyond November 30, 2013. In such notice of exercise, Tenant shall include an explanation of the circumstances of the cause for such delay in the scheduled occupancy date and a schedule to mitigate the delay and shall specify such period of extension which shall have an end date that matches the schedule of mitigation. In the event the revised scheduled occupancy date is further delayed due to a Force Majeure delay, Tenant shall have the right to further extend the Lease Term (one or more times as necessary) by giving Landlord written notice in accordance with this Section at least thirty (30) days prior to the expiration of the then-existing extended Lease Term; provided that in no event may the Lease Term be extended beyond November 30, 2013. In the event Tenant fails to vacate and surrender the Premises by November 30, 2013, Section 15.3 (Holding Over) shall apply except that the Base Monthly Rent during such holding over shall be $7.50 per rentable square foot, which is equivalent to $955,237.50 per month.

B.                                     Holdover Rent. Base Monthly Rent during any holdover beyond the Lease Term Extension Date, ie., November 30, 2012, shall be as follows:

Months*	Gross Rent P.S.F	Gross Rent per Month
December 1, 2012 -November 30, 2013*	$6.00	$764,190.00

* (as applicable)

C.                                     Force Majeure Delay. For purposes of this paragraph, “Force Majeure Delay” shall mean any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God or public enemy, inability to obtain services, labor, or materials or reasonable substitutes therefor, adverse weather, governmental actions or inactions, civil commotions, fire or other casualty, any litigation instituted by a third party and other causes beyond the reasonable control of Tenant (except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to the Agreement).

5.                                       Tenant’s Broker. Landlord shall not be responsible for any brokerage or other fees or compensation to Tenant’s broker, Colliers International, in connection with this Third Amendment.

6.                                       Further Assurances. In connection with the expansion of the Premises to include the Shorebird Way Premises and the expiration of the Siemens Sublease, Landlord and Tenant agree to execute and deliver any additional documents and instruments as may be reasonably necessary or appropriate (if any) to effectuate the continued right of occupancy of the Shorebird Way Premises by Tenant as contemplated by this Third Amendment without interruption.

7.                                       Miscellaneous. In the event of inconsistencies between the Agreement and this Third Amendment, the terms and conditions of this Third Amendment shall be controlling. Unless specifically modified or changed by the terms of this Third Amendment, all terms and conditions of the Agreement shall remain in effect and shall apply fully as described and set forth therein, respectively.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment by causing their duly authorized representatives to sign below as of this day, October 11, 2011.

LANDLORD:		TENANT:

GOOGLE INC.,		OMNICELL, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ David Radcliffe	By:	/s/ Rob Seim
Print Name:	David Radcliffe	Print Name:	Rob Seim
Title:	VP. Real Estate	Title:	CFO